Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS RECORD FOURTH QUARTER

AND FULL YEAR 2011 SALES; FOURTH QUARTER AND FULL YEAR NET

INCOME INCREASE 40 PERCENT AND 34 PERCENT, RESPECTIVELY;

EXPECTS LOW SINGLE-DIGIT SALES AND EARNINGS GROWTH IN 2012

Fourth Quarter Highlights:

•	Fourth quarter 2011 consolidated net sales increased 15 percent to a fourth quarter record $526.1 million, compared with fourth quarter 2010 net sales of $457.3 million.

•	Fourth quarter 2011 net income increased 40 percent to $36.7 million, or $1.08 per diluted share, compared with fourth quarter 2010 net income of $26.2 million, or $0.77 per diluted share.

•	The board of directors approved a quarterly dividend of $0.22 per share, payable on March 8, 2012 to shareholders of record on February 23, 2012.

Fiscal Year 2011 Highlights:

•	Fiscal 2011 net sales increased $210.5 million, or 14 percent, to a record $1.694 billion.

•	Fiscal 2011 net income increased 34 percent to $103.5 million, or $3.03 per diluted share, compared to net income of $77.0 million, or $2.26 per diluted share, for 2010.

Preliminary 2012 Outlook:

•	Fiscal 2012 outlook anticipates low single-digit sales and earnings growth.

•

First quarter 2012 outlook anticipates 425 to 500 basis points of operating income contraction on sales growth of up to 1 percent, a 60 basis point contraction in gross margins, and 350 to 425 basis point increase in selling, general and administrative (SG&A) expenses as a percent of sales.

•	Company implementing cost containment efforts to improve profitability.

PORTLAND, Ore. — February 2, 2012 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the global outdoor apparel, footwear, accessories and equipment industries, today announced net sales of $526.1 million for the quarter ended December 31, 2011, a 15 percent increase compared with net sales of $457.3 million for the same period in 2010. Changes in currency exchange rates contributed less than 1 percentage point to the net sales increase.

Fourth quarter net income increased 40 percent to $36.7 million, or $1.08 per diluted share, compared with net income of $26.2 million, or $0.77 per diluted share, for the same period in 2010.

Full year 2011 net sales increased $210.5 million, or 14 percent, to a record $1.694 billion, including a 3 percentage point benefit from changes in currency exchange rates, while net income increased 34 percent to $103.5 million, or $3.03 per diluted share, compared to net income of $77.0 million, or $2.26 per diluted share for 2010.

Tim Boyle, Columbia’s president and chief executive officer, commented, “In 2011, we achieved many of the financial and operational goals we set at the beginning of the year, despite unfavorable weather and a challenging macro-economic backdrop. Net sales grew 14 percent with double-digit growth from our Columbia, Sorel and Mountain Hardwear brands, as well as from each of our international regions. That growth allowed us to improve the company’s profitability, generating operating margin of 8.1 percent of sales compared with 7.0 percent in 2010.”

Boyle continued, “We believe our brands continue to gain strength in the market; however, our business is not fully insulated from the effects of this year’s unusually warm winter globally, or from the macro-economic challenges that continue to cloud the European and U.S. marketplaces. Due to those factors, we have built our preliminary outlook for 2012 around low single-digit sales growth, compared with the 19 percent and 14 percent growth that we achieved in 2010 and 2011, respectively.

“As a disciplined response to these slower growth assumptions, we have begun implementing a number of measures designed to limit full year 2012 expense growth to a rate that is comparable to our anticipated sales growth.”

Boyle concluded, “We remain committed to investing in innovation, enhanced design and compelling marketing across our brand portfolio, and information technology that we need to improve the company’s operational and supply chain capabilities and, ultimately, our profitability.”

Fourth Quarter Results

(All comparisons are between fourth quarter 2011 and fourth quarter 2010, unless otherwise noted.)

Net sales increased $68.8 million, or 15 percent, fueled by a $51.5 million, or 14 percent, increase in Columbia brand net sales to $416.5 million; a $13.8 million, or 27 percent, increase in Sorel brand net sales to $64.3 million; and a $3.4 million, or 9 percent, increase in Mountain Hardwear brand net sales to $43.2 million. (See “Brand Net Sales” table below.)

Net sales of Footwear increased $23.5 million, or 23 percent, to $126.1 million; Outerwear net sales increased $22.9 million, or 11 percent, to $228.8 million; Sportswear net sales increased $18.1 million, or 15 percent, to $137.4 million; and Accessories & Equipment net sales increased $4.3 million, or 15 percent, to $33.8 million. (See “Categorical Net Sales” table below.)

Net sales in the U.S. increased $34.4 million, or 13 percent, to $292.9 million; Latin America/Asia Pacific (LAAP) region net sales increased $27.8 million, or 29 percent, to $124.3 million, including a 3 percentage point benefit from changes in currency exchange rates; Europe/Middle East/Africa (EMEA) region net sales grew $6.5 million, or 9 percent, to $77.1 million, including less than 1 percentage point negative effect from changes in currency exchanges rates; and net sales in Canada were essentially unchanged at $31.8 million, including less than 1 percentage point negative effect from changes in currency exchanges rates. (See “Geographical Net Sales” table below.)

The company’s fourth quarter results rely heavily on global fall weather patterns and the pace of retailer sell-through, which can stimulate customer reorders or, conversely, result in cancellations. In addition, the company’s direct-to-consumer channels represent a larger part of fourth quarter net sales and operating results than they have historically.

Fiscal Year 2011 Results

(All comparisons are between fiscal 2011 and fiscal 2010, unless otherwise noted.)

Consolidated net sales increased $210.5 million, or 14 percent, to a record $1.694 billion, including a 3 percentage point benefit from changes in currency exchange rates.

Net income increased 34 percent to $103.5 million, or $3.03 per diluted share, compared to net income of $77.0 million, or $2.26 per diluted share.

Columbia brand net sales increased $129.1 million, or 10 percent, to $1.392 billion; Sorel brand net sales increased $60.6 million, or 68 percent, to $150.3 million; and Mountain Hardwear brand net sales increased $20.4 million, or 17 percent, to $142.3 million. (See “Brand Net Sales” table below.)

Apparel, Accessories & Equipment net sales increased $121.6 million, or 10 percent, to $1.335 billion; and Footwear net sales grew $88.9 million, or 33 percent, to $359.1 million. (See “Categorical Net Sales” table below.)

U.S. net sales increased $67.0 million, or 8 percent, to $948.0 million; LAAP region net sales increased $77.6 million, or 29 percent, to $341.0 million, including a 6 percentage point benefit from changes in currency exchange rates; EMEA region net sales increased $53.0 million, or 24 percent, to $275.4 million, including a 4 percentage point benefit from changes in currency exchange rates; and Canada net sales increased $12.9 million, or 11 percent, to $129.6 million, including a 6 percentage point benefit from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Balance Sheet

The company ended the year with $243.9 million in cash and short-term investments, compared with $303.1 million at December 31, 2010.

Consolidated inventories increased 16 percent to $365.2 million at December 31, 2011, compared with $314.3 million at December 31, 2010. Higher average unit costs accounted for all of the inventory dollar increase, on lower units.

Preliminary 2012 Financial Outlook

The company currently expects low single-digit sales growth in fiscal 2012 and slight operating margin growth compared with fiscal 2011, including the effects of cost containment measures that the company has begun implementing with the goal of limiting the growth of selling, general and administrative expenses in 2012 to a rate comparable to anticipated 2012 sales growth.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year. In addition, the benefits of the company’s cost containment measures are expected to accrue primarily to the second half of 2012. These factors are expected to result in operating margin deleverage during the first half of 2012, offset by operating margin leverage in the second half of 2012.

For the first quarter of 2012, the company expects net sales to increase up to approximately 1 percent from net sales of $333.1 million in the first quarter of 2011 and an approximate 60 basis point decrease in gross margin, together with approximately 350 to 425 basis points of SG&A expense deleverage and decreased licensing income, resulting in operating margin contraction of approximately 425 to 500 basis points.

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps significantly.

A more detailed version of the company’s financial outlook can be found in the “CFO Commentary on Fourth Quarter/Fiscal Year 2011 Financial Results, and Preliminary 2012 Outlook”, available on the company’s investor relations website at http://investor.columbia.com/results.cfm.

Share Repurchase Program

During the fourth quarter of 2011, the company repurchased approximately 15,000 shares of common stock at an aggregate purchase price of $675,000. During fiscal year 2011, the company repurchased approximately 398,000 shares at an aggregate purchase price of $20 million. Approximately $59 million remains under the current repurchase authorization. The repurchase program does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend

The board of directors approved a first quarter dividend of $0.22 per share, payable on March 8, 2012 to shareholders of record on February 23, 2012.

CFO’s Fourth Quarter and Fiscal 2011 Financial Commentary Available Online

At approximately 4:15 p.m. EDT, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s fourth quarter 2011 and fiscal 2011 financial results and preliminary 2012 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, February 2, 2012 at 5:00 p.m. EDT to review its 2011 financial results and preliminary 2012 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until February 1, 2013.

First Quarter 2012 Reporting Schedule

Columbia Sportswear plans to report financial results for first quarter 2012 on Thursday, April 26, 2012 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s first quarter financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in more than 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, and Montrail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, licensing income, tax rates, product innovations, cost containment measures and restructuring costs in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10- K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2011	2010
Current Assets:
Cash and cash equivalents	$241,034	$234,257
Short-term investments	2,878	68,812
Accounts receivable, net	351,538	300,181
Inventories, net	365,199	314,298
Deferred income taxes	52,485	45,091
Prepaid expenses and other current assets	36,392	28,241

Total current assets	1,049,526	990,880
Property, plant and equipment, net	250,910	221,813
Intangibles and other non-current assets	82,106	82,061

Total assets	$1,382,542	$1,294,754

Current Liabilities:
Accounts payable	$148,973	$130,626
Accrued liabilities	104,496	102,810
Income taxes payable	12,579	16,037
Deferred income taxes	954	2,153

Total current liabilities	267,002	251,626
Long-term liabilities	40,995	41,154
Shareholders’ equity	1,074,545	1,001,974

Total liabilities and shareholders’ equity	$1,382,542	$1,294,754

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales	$526,078	$457,259	$1,693,985	$1,483,524
Cost of sales	302,304	266,362	958,677	854,120

Gross profit	223,774	190,897	735,308	629,404
	42.5%	41.7%	43.4%	42.4%
Selling, general, and administrative expense	178,624	156,999	614,658	534,068
Net licensing income	5,360	3,113	15,756	7,991

Income from operations	50,510	37,011	136,406	103,327
Interest income, net	28	491	1,274	1,564

Income before income tax	50,538	37,502	137,680	104,891
Income tax expense	(13,810)	(11,294)	(34,201)	(27,854)

Net Income	$36,728	$26,208	$103,479	$77,037

Earnings per share:
Basic	$1.09	$0.78	$3.06	$2.28
Diluted	1.08	0.77	3.03	2.26
Weighted average shares outstanding:
Basic	33,629	33,657	33,808	33,725
Diluted	33,890	34,126	34,204	34,092

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$103,479	$77,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,560	38,430
Loss on disposal or impairment of property, plant and equipment	6,485	3,331
Deferred income taxes	(3,582)	(22,610)
Stock-based compensation	7,870	6,730
Excess tax benefit from employee stock plans	(1,828)	(498)
Changes in operating assets and liabilities:
Accounts receivable	(54,334)	(69,500)
Inventories	(55,223)	(87,265)
Prepaid expenses and other current assets	(10,186)	3,856
Other assets	(4,520)	(1,566)
Accounts payable and accrued liabilities	36,711	60,252
Income taxes payable	(7,010)	9,018
Other liabilities	2,374	6,302

Net cash provided by operating activities	63,796	23,517

CASH FLOWS FROM INVESTING ACTIVITIES
Net sales (purchases) of short-term investments	65,721	(46,070)
Capital expenditures	(78,404)	(28,838)
Proceeds from sale of property, plant, and equipment	168	42
Acquisitions, net of cash acquired	—	(16,315)

Net cash used in investing activities	(12,515)	(91,181)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee stock plans	10,991	7,333
Tax payments related to restricted stock unit issuances	(2,974)	(853)
Excess tax benefit from employee stock plans	1,828	498
Repurchase of common stock	(20,000)	(13,838)
Cash dividends paid	(29,075)	(75,439)

Net cash used in financing activities	(39,230)	(82,299)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(5,274)	(2,444)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,777	(152,407)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	234,257	386,664

CASH AND CASH EQUIVALENTS, END OF PERIOD	$241,034	$234,257

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES
Capital expenditures incurred but not yet paid	$952	$1,001

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Brand Net Sales:
Columbia	$416.5	$365.0	14%	$1,391.5	$1,262.4	10%
Mountain Hardwear	43.2	39.8	9%	142.3	121.9	17%
Sorel	64.3	50.5	27%	150.3	89.7	68%
Other	2.1	2.0	5%	9.9	9.5	4%

Total	$526.1	$457.3	15%	$1,694.0	$1,483.5	14%

Geographical Net Sales:
United States	$292.9	$258.5	13%	$948.0	$881.0	8%
Latin America & Asia Pacific	124.3	96.5	29%	341.0	263.4	29%
Europe, Middle East, & Africa	77.1	70.6	9%	275.4	222.4	24%
Canada	31.8	31.7	—	129.6	116.7	11%

Total	$526.1	$457.3	15%	$1,694.0	$1,483.5	14%

Categorical Net Sales:
Apparel, Accessories & Equipment	$400.0	$354.7	13%	$1,334.9	$1,213.3	10%
Footwear	126.1	102.6	23%	359.1	270.2	33%

Total	$526.1	$457.3	15%	$1,694.0	$1,483.5	14%